Exhibit 99.1

NEWS RELEASE

BONANZA CREEK ENERGY

prepackaged Chapter 11 PLAN of reorganization confirmed by court

COURT APPROVES $200 MILLION RIGHTS OFFERING

eMERGENCE from Chapter 11 EXPECTED in the Coming Weeks

DENVER, Colorado – April 7, 2017 /Globe Newswire/ – Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today announced that, just over three months after it filed for Chapter 11 relief, the United States Bankruptcy Court for the District of Delaware (the “Court”) has confirmed its Third Amended Plan of Reorganization (the “Prepackaged Plan”). In addition, the Court approved the commencement of a rights offering that will result in the infusion of approximately $200 million of new liquidity into the Company upon its emergence from bankruptcy. Bonanza Creek expects to emerge from bankruptcy before the end of this month.

“The Court’s confirmation of our Prepackaged Plan represents a significant step toward completing our successful financial restructuring,” said Richard Carty, Bonanza Creek’s President and Chief Executive Officer. “We will emerge as a strong and deleveraged company with a competitive business plan that will position us well vis a vis our industry peers. Bonanza Creek is thankful for the steadfast support of our dedicated employees, creditors, vendors and other parties throughout the restructuring process.”

The Prepackaged Plan, which received unanimous support from Bonanza’s creditors, incorporates the terms of the previously announced Restructuring Supporting Agreement the Company entered into with certain noteholders and one of its crude oil purchase and sale counterparties, NGL Crude Logistics, LLC and its parent, NGL Energy Partners LP. The Prepackaged Plan equitizes over $867 million of unsecured debt, eliminates over $50 million in annual cash interest, and completes a new capital raise of $200 million through the rights offering.

In addition, the Prepackaged Plan implements (i) agreements the Company reached with its existing secured lenders to continue their support of the Company through an amended and restated revolving reserved based lending agreement, (ii) a settlement with the Company’s equity holders to provide them with their pro rata share of up to 4.5% of the equity of reorganized Bonanza Creek, subject to dilution as set forth in the Prepackaged Plan, and 3 year warrants for up to 7.5% of such equity of reorganized Bonanza Creek and (iii) a settlement with members of an ad hoc group of equity holders.  All customer, vendor, and employee obligations associated with the ongoing business will remain unaffected.

Advisors

Davis, Polk & Wardwell LLP is acting as legal counsel, Perella Weinberg Partners LP is acting as financial advisor, and Alvarez & Marsal LLC is acting as restructuring advisor to the Company in connection with its restructuring efforts.

About Bonanza Creek Energy

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated primarily in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations, and in southern Arkansas, focused on oily Cotton Valley sands. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Further information on the restructuring process and the Prepackaged Plan can be found on the Company’s case information website, located at http://cases.primeclerk.com/bcei. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our liquidity. Bonanza Creek has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including: (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Bonanza Creek’s ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, (v) competition within our industry, (vi) Bonanza Creek’s ability to comply with its financial and other covenants and metrics in its debt agreements, as well as any cross-default provisions, and (vii) the ability to execute Bonanza Creek’s business and restructuring plan. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Bonanza Creek’s Form 10-K for the year ended December 31, 2016. While Bonanza Creek makes these statements and projections in good faith, neither Bonanza Creek nor its management can guarantee that anticipated future results will be achieved. Bonanza Creek assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Bonanza Creek, whether as a result of new information, future events, or otherwise.

Contacts:

James R. Edwards

Director, Investor Relations

(720) 440-6136

Prime Clerk

Information Call Center

(855) 252-4427

3